     As filed with the Securities and Exchange Commission on August 3, 1999
                                                      Registration No. 333-_____



                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                Dana Corporation
                                ----------------
             (Exact name of registrant as specified in its charter)

                                    Virginia
                                    --------
         (State or other jurisdiction of incorporation or organization)

                                   34-4361040
                                   ----------
                      (I.R.S. Employer Identification No.)

                        P.O. Box 1000, Toledo, Ohio 43697
                        ---------------------------------
                    (Address of principal executive offices)

                   Dana Corporation 1999 Restricted Stock Plan
                   -------------------------------------------
                            (Full title of the plan)

                          Martin J. Strobel, Secretary
               Dana Corporation, P.O. Box 1000, Toledo, Ohio 43697
               ---------------------------------------------------
                     (Name and address of agent for service)

                                  419-535-4500
                     (Telephone number of agent for service)

                         Calculation of Registration Fee

- ---------------------- ---------------------- ---------------------------- ------------------------ -------------------
                                                                              Proposed maximum
 Title of securities         Amount to             Proposed maximum          aggregate offering         Amount of
  to be registered         be registered        offering price per unit           price (1)          registration fee
                                                          (1)
- ---------------------- ---------------------- ---------------------------- ------------------------ -------------------
  Common stock (par     750,000 shares and
      value $1           related Preferred              $42.844                  $32,133,000            $8,932.97
     per share)           Share Purchase
                              Rights
- ---------------------- ---------------------- ---------------------------- ------------------------ -------------------

(1) Estimated solely for the purpose of determining the amount of the registration fee pursuant to Securities Act Rule 457(c) on the basis of the average high and low prices reported on the New York Stock Exchange Composite Tape on July 30, 1999.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         Not required to be included herein.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not required to be included herein.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents which Dana has previously filed with the Commission are incorporated by reference in this registration statement:

         (a) Dana's annual report on Form 10-K for the fiscal year ended December 31, 1998;

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the 1998 fiscal year; and

         (c) The description of common stock contained under these captions in the following registration statements: (i) "Description of Registrant's Securities to be Registered" in Dana's Form 8-A, dated on or about July 12, 1946, as amended by its Form 8, dated August 8, 1991, and (ii) "Dana Capital Stock" in Dana's Form S-4 filed on May 15, 1998, as amended by its Amendment No. 1 to Form S-4 filed on June 1, 1998.

         In addition, all documents that Dana files hereafter pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 before filing a post-effective amendment to indicate that all the securities offered have been sold or to deregister all the securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement from the dates such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the Virginia Stock Corporation Act, Dana is authorized to indemnify its directors and officers in certain circumstances against liabilities and defense expenses incurred in proceedings in which they are named as parties because of such positions with Dana. Accordingly, Dana's stockholders have adopted the SIXTH Article of its Restated Articles of Incorporation. This Article provides that Dana directors and officers shall not be liable for monetary damages exceeding $50,000 in proceedings brought by any stockholder on behalf of Dana or the stockholders with respect to any transaction, occurrence or course of conduct unless they engaged in willful misconduct or a knowing violation of criminal law or of federal or state securities law. The Article requires Dana to indemnify any director or officer who is a party to such a proceeding because of such position against liabilities incurred in connection with the proceeding, unless he or she engaged in willful misconduct or a knowing violation of criminal law. Under certain conditions, Dana must pay or reimburse the reasonable expenses incurred by such director or officer in connection with the proceeding before the disposition of the proceeding. Generally, the indemnification will be made in accordance with Section 13.1-701 of the Virginia Stock Corporation Act.

         As authorized in the Restated Articles, Dana's Board has adopted a By-law provision under which Dana will also indemnify its directors and officers in comparable manner against liabilities they may incur when serving at Dana's request as directors, officers, employees or agents of other corporations or certain other enterprises.

         Dana has executive liability and indemnification insurance covering certain liabilities incurred by directors, elected officers, and some appointed officers in the performance of their duties. Subject to deductibles, the insurers will pay or reimburse covered costs up to an annual aggregate of $100 million. However, coverage is excluded for purchases or sales of securities in violation of Section 16(b) of the Exchange Act, deliberately fraudulent or willful violations of any statute or regulation, illegal personal gain, and certain other acts.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         See the Exhibit Index for a list of the documents filed herewith.

ITEM 9.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toledo, State of Ohio, on August 3, 1999.

                               DANA CORPORATION (registrant)


                               By: /s/ Martin J. Strobel
                                   ---------------------------------------------
                                   Martin J. Strobel
                                   Vice President, General Counsel and Secretary


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


 Signature                                           Title                          Date
 ---------                                           -----                          ----

PRINCIPAL EXECUTIVE OFFICER:

*/s/     J. M. Magliochetti                 Chief Executive Officer             August 3, 1999
- -------------------------------------       and Director
         J. M. Magliochetti


PRINCIPAL FINANCIAL OFFICER:

 /s/     J. S. Simpson                      Chief Financial Officer             August 3, 1999
- -------------------------------------
         J. S. Simpson


PRINCIPAL ACCOUNTING OFFICER:

 /s/     C. W. Hinde                        Chief Accounting Officer            August 3, 1999
- -------------------------------------
         C. W. Hinde

Signature                                            Title             Date
- ---------                                            -----             ----

DIRECTORS:


* /s/    B. F. Bailar                                Director     August 3, 1999
 --------------------------------------
         B. F. Bailar


* /s/    A. C. Baillie                               Director     August 3, 1999
 ---------------------------------------
         A. C. Baillie


* /s/    E. M. Carpenter                             Director     August 3, 1999
 ---------------------------------
         E. M. Carpenter


* /s/    E. Clark                                    Director     August 3, 1999
 ---------------------------------------
         E. Clark


* /s/    G. H. Hiner                                 Director     August 3, 1999
 ------------------------------------
         G. H. Hiner


* /s/    M. R. Marks                                 Director     August 3, 1999
 -----------------------------------
         M. R. Marks


* /s/    S. J. Morcott                               Director     August 3, 1999
 ---------------------------------
         S. J. Morcott


* /s/    R. B. Priory                                Director     August 3, 1999
 -------------------------------------
         R. B. Priory


* By:   /s/       Martin J. Strobel
     --------------------------------------------------
                  Martin J. Strobel
                  Attorney-in-Fact

                                  EXHIBIT INDEX


Exhibit
No.               Description                                          Method of Filing
- ---               -----------                                          ----------------
4-A            Restated Articles of Incorporation                   Filed by reference to Exhibit 4 to Dana's Form
                                                                    8-A/A, Amendment No. 3, dated October 4, 1994

4-B            Single Denomination Stock Certificate                Filed by reference to Exhibit 4-B to Dana's
                                                                    Form S-3, filed December 20, 1996

4-C            Rights Agreement, dated as of April 25, 1996,        Filed by reference to Dana's Form 8-A, filed
               between Dana and ChemicalMellon Shareholder          May 1, 1996
               Services, L.L.C., Rights Agent

5              Opinion of Hunton & Williams                         Filed herewith at page II-7

23-A           Consent of PricewaterhouseCoopers                    Filed herewith at page II-8

23-B           Consent of Hunton & Williams                         Included in Exhibit 5

24             Power of Attorney                                    Filed herewith at page II-9